EXHIBIT 21


            SUBSIDIARIES OF THE SMALL BUSINESS ISSUER


               Psychrometric Systems, Inc.
               Incorporated in Nevada


               Global Water Technologies Foreign Sales Corporation, Inc. Incorporated in St. Thomas, V.I.

               Advanced Oxidation Technologies, Inc.
               Incorporated in Nevada